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                                    FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person*

     Smith                         Lecil                   E.

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     (Last)                          (First)               (MI)

     27 North Main Street
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                                    (Street)

     Springfield                   Tennessee               37172

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     (City)                         (State)                 (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                       8/13/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

    Innovo Group Inc. (INNO)
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 5. Relationship of Reporting Person to Issuer (Check all
     applicable)

    [ X ]  Director                       [   ]  10% Owner
    [ X ]  Officer (give title below)     [   ]  Other (specify
                                                  below)

          Chairman and Chief Executive Officer
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Box)
    [ X ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of     |  2. Amount of Securities  | 3. Ownership Form: | 4. Nature
of Security     |     Beneficially Owned    |    Direct (D) or   |    Indirect
    Instr. 4)   |      (Instr. 4)           |     Indirect (I)   |  Beneficial
                |                           |     (Instr. 5)     |  Ownership
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  Common Stock  |     3,105,335 shares      |         D          |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 5(b)(iv).
                            (Print or Type Responses)

       (Over)

SEC 1473 (7/96)

FORM 3 (continued)       Table II -- Derivative Securities
Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative          | 2. Date Exercisable and Expiration Date
    Security (Instr. 4)         |    (Month/Day/Year)
                                |-------------------------------------
                                |  Date Exercisable  |  Expiration Date
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a) Option to purchase           | 66,667/month       | August 13, 2002
                                |                    |
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b)                              |                    |
                                |                    |
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c)                              |                    |
                                |                    |
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d)                              |                    |
                                |                    |
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
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3. Title and Amount of     | 4. Conversion or   | 5. Ownership  | 6. Nature of
   Securities Underlying   |    Exercise Price  |    Form of    |    Indirect
   Derivative Security     |    of Derivative   |    Derivative |  Beneficial
   (Instr. 4)              |    Security        |    Security:  |    Ownership
---------------------------|                    |    Direct (D) |  (Instr. 5)
            |  Amount of   |                    |       or      |
            |  Number of   |                    |   Indirect (I)|
  Title     |   Shares     |                    |    (Instr. 5) |
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            |              |                    |               |
a)Common    | 1,600,000    |       $.3315       |       D       |
  Stock     |              |                    |               |
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            |              |                    |               |
b)          |              |                    |               |
            |              |                    |               |
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            |              |                    |               |
c)          |              |                    |               |
            |              |                    |               |
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            |              |                    |               |
d)          |              |                    |               |
            |              |                    |               |
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Explanation of Responses: The filing of this Statement shall not be construed as an admission (a) that the person filing this
Statement is, for the purposes of Section 16 of the Securities
Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this
Statement is legally required to be filed by such person.

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

     /s/ L.E. Smith                          August 25, 1997
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  **Signature of Reporting Person                     Date

                                                        Page 2
                                                SEC 1473 (7/96)


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